Exhibit 99.01

OGE Energy Corp. reports first quarter 2023 results

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), today reported earnings of $0.19 per diluted share during the three months that ended March 31, 2023, compared to $1.39 per diluted share in the same period 2022. Earnings for the first quarter of 2022 included $1.15 per diluted share from natural gas midstream operations, which OGE Energy fully exited in 2022 through the sale of all Energy Transfer units. Beginning in 2023, OGE Energy no longer has a Natural Gas Midstream Operations reporting segment.

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OG&E, a regulated electric company, contributed earnings of $0.20 per diluted share in the first quarter, compared to earnings of $0.19 per diluted share in the first quarter last year.
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Other operations, which includes the holding company, contributed a loss of $0.01 per diluted share compared to earnings of $0.05 per diluted share in the first quarter 2022.

"Strong execution delivered a solid first quarter for the company as we continue to advance our reliability and resiliency plans with a relentless focus on affordability,” said Sean Trauschke, OGE Energy Corp. Chairman, President, and CEO. “Our service area and customer base continues to grow and we remain laser-focused on our culture of operational excellence that provides our customers and communities the power they need to live, work and play."

First Quarter 2023

OG&E contributed net income of $39.8 million, or $0.20 per diluted share, in the first quarter compared to $39.0 million, or $0.19 per diluted share, in the same period 2022. The increase in net income was primarily due to higher operating revenues related to the recovery of capital investments, partially offset by an increase in other operation and maintenance expense and higher depreciation expense.

Other Operations resulted in a loss of $1.5 million, or $0.01 per diluted share, in the first quarter compared to earnings of $10.4 million, or $0.05 per diluted share, in the same period 2022. The decrease in net income was primarily due to a 2022 consolidating tax benefit related to OGE Energy's former investment in Energy Transfer during the first quarter 2022 that reversed over the course of the year.

OGE Energy's net income was $38.3 million or $0.19 per diluted share in the first quarter, compared to earnings of $279.5 million or $1.39 per diluted share in the year-ago quarter. Earnings for the first quarter of 2022 included $1.15 per diluted share from natural gas midstream operations, which OGE Energy fully exited in 2022 through the sale of all Energy Transfer units.

2023 Outlook

OGE Energy's 2023 earnings guidance remains unchanged and is projected to be between $387 million to $416 million, or $1.93 to $2.07 per average diluted share, with a midpoint of $402 million, or $2.00 per average diluted share. OG&E is projected to earn approximately $400 million to $421 million, or $1.99 to $2.09 per average diluted share, with a midpoint of $411 million, or $2.04 per average diluted share. Other Operations (primarily Holding Company) projects a loss of $5 million to $13 million, or $0.02 to $0.06 per average diluted share, with a midpoint of a loss of $9 million, or $0.04 per average diluted share. The guidance assumes, among other things, approximately 201 million average diluted shares outstanding and normal weather for the year. OG&E has significant seasonality in its earnings due to weather on a year over year basis.

See OGE Energy’s 2022 Form 10-K for other key factors and assumptions underlying its 2023 guidance.

Conference Call Webcast

OGE Energy Corp. will host a conference call for discussion of the results on Thursday, May 4, 2023, at 8 a.m. CDT. The conference will be available through the Investor Center at www.oge.com.

OGE Energy Corp. is the parent company of OG&E, a regulated electric company with approximately 890,000 customers in Oklahoma and western Arkansas.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties, and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "believe," "estimate," "expect," "forecast," "intend," "objective," "plan," "possible," "potential," "project," "target" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and inflation rates, and their impact on capital expenditures; the ability of the Company and its subsidiary to access the capital markets and obtain financing on favorable terms, as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel and purchased power costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal and natural gas; competitive factors, including the extent and timing of the entry of additional competition in the markets served by the Company, potentially through deregulation; the impact on demand for services resulting from cost competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials and equipment for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations, restrict or change the way the Company's facilities are operated or result in stranded assets; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks, including losing control of our assets and potential ransoms, and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties, including large, new customers from emerging industries such as cryptocurrency; social attitudes regarding the electric utility and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; national and global events that could adversely affect and/or exacerbate macroeconomic conditions, including inflationary pressures, rising interest rates, supply chain disruptions, economic recessions, pandemic health events and uncertainty surrounding continued hostilities or sustained military campaigns, and their collateral consequences; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission, including those listed in the Company's Form 10-K for the year ended December 31, 2022.

Note: Condensed Consolidated Statements of Income for OGE Energy Corp., Condensed Statements of Income and Comprehensive Income for Oklahoma Gas & Electric Company, and Financial and Statistical Data for Oklahoma Gas & Electric Company attached.

OGE ENERGY CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
(In millions, except per share data)	2023	2022
OPERATING REVENUES
Revenues from contracts with customers	$544.6	$578.1
Other revenues	12.6	11.2
Operating revenues	557.2	589.3
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	200.6	255.7
OPERATING EXPENSES
Other operation and maintenance	130.4	115.0
Depreciation and amortization	121.2	107.4
Taxes other than income	28.5	28.1
Operating expenses	280.1	250.5
OPERATING INCOME	76.5	83.1
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	4.5	1.3
Other net periodic benefit income (expense)	1.5	(9.4)
Gain on equity securities	—	282.3
Other income	16.9	22.6
Other expense	(6.5)	(5.2)
Net other income	16.4	291.6
INTEREST EXPENSE
Interest on long-term debt	48.1	39.4
Allowance for borrowed funds used during construction	(2.1)	(1.2)
Interest on short-term debt and other interest charges	1.8	1.9
Interest expense	47.8	40.1
INCOME BEFORE TAXES	45.1	334.6
INCOME TAX EXPENSE	6.8	55.1
NET INCOME	$38.3	$279.5
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.2	200.2
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.8	200.6
BASIC EARNINGS PER AVERAGE COMMON SHARE	$0.19	$1.40
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$0.19	$1.39

OKLAHOMA GAS AND ELECTRIC COMPANY

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended March 31,
(In millions)	2023	2022
OPERATING REVENUES
Revenues from contracts with customers	$544.6	$578.1
Other revenues	12.6	11.2
Operating revenues	557.2	589.3
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	200.6	255.7
OPERATING EXPENSES
Other operation and maintenance	131.5	115.5
Depreciation and amortization	121.2	107.4
Taxes other than income	27.1	26.8
Operating expenses	279.8	249.7
OPERATING INCOME	76.8	83.9
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	4.5	1.3
Other net periodic benefit income (expense)	1.6	(1.4)
Other income	10.1	1.2
Other expense	(0.9)	(0.4)
Net other income	15.3	0.7
INTEREST EXPENSE
Interest on long-term debt	46.5	38.5
Allowance for borrowed funds used during construction	(2.1)	(1.2)
Interest on short-term debt and other interest charges	1.3	0.9
Interest expense	45.7	38.2
INCOME BEFORE TAXES	46.4	46.4
INCOME TAX EXPENSE	6.6	7.4
NET INCOME	$39.8	$39.0
Other comprehensive income, net of tax	—	—
COMPREHENSIVE INCOME	$39.8	$39.0

OKLAHOMA GAS AND ELECTRIC COMPANY

FINANCIAL AND STATISTICAL DATA

	Three Months Ended
	March 31,
(Dollars in millions)	2023	2022
Operating revenues by classification:
Residential	$211.7	$231.7
Commercial	138.4	131.5
Industrial	52.9	58.7
Oilfield	47.7	53.4
Public authorities and street light	46.2	49.4
System sales revenues	496.9	524.7
Provision for tax refund	1.4	(0.6)
Integrated market	12.7	22.8
Transmission	35.2	35.8
Other	11.0	6.6
Total operating revenues	$557.2	$589.3
MWh sales by classification (In millions)
Residential	2.2	2.5
Commercial	1.9	1.6
Industrial	1.0	1.0
Oilfield	1.1	1.0
Public authorities and street light	0.7	0.7
System sales	6.9	6.8
Integrated market	0.1	0.3
Total sales	7.0	7.1
Number of customers	890,413	882,499
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	4.234	6.064
Coal	3.380	2.752
Total fuel	3.789	4.220
Total fuel and purchased power	2.721	3.436
Degree days (A)
Heating - Actual	1,692	2,010
Heating - Normal	1,887	1,887
Cooling - Actual	6	3
Cooling - Normal	10	10
(A)
Degree days are calculated as follows: The high and low degrees of a particular day are added together and then averaged. If the calculated average is above 65 degrees, then the difference between the calculated average and 65 is expressed as cooling degree days, with each degree of difference equaling one cooling degree day. If the calculated average is below 65 degrees, then the difference between the calculated average and 65 is expressed as heating degree days, with each degree of difference equaling one heating degree day. The daily calculations are then totaled for the particular reporting period.